Exhibit 11


                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                 For the Year
                                                    Ended
                                                 September 30

                                                     1996                1995
Net income (loss)                                 $105,307           $(943,778)
-----------------

Primary earnings per share
     Adjusted net income under treasury
       stock method (reduced interest
       expense)                                   $137,459
     Shares:
     Weighted average number of
       common shares outstanding                 5,778,550           3,887,950
     Excess of shares issuable for the
       assumed  exercise  of  options  and
       warrants  over the  number of shares
       possible  of  repurchase  using the
       proceeds  from the  exercise of such
       options and warrants, at the average
       market price (treasury stock
       method)                                   1,650,186
     Weighted average number of
       common and common equivalent
       shares outstanding                        7,428,736
Primary earnings (loss) per share                   $.02               $(.24)
---------------------------------

Fully diluted earnings per share
     Shares:
     Weighted average number of common
       shares outstanding                        5,778,550
     Excess of shares issuable for the
       assumed  exercise  of  options  and
       warrants  over the  number of shares
       possible  of  repurchase  using the
       proceeds  from the  exercise of such
       options and warrants, at the closing
       market price (treasury stock
       method).                                  1,838,882
     Weighted average number of common
       and common equivalent shares
       outstanding                               7,617,432
Fully diluted earnings per share                    $.01